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                               EXHIBIT 21

                    CURTIS MATHES HOLDING CORPORATION
                       SUBSIDIARIES OF THE COMPANY


Name                                    State of Incorporation

Curtis Mathes Corporation                         Delaware

Curtis Mathes Marketing Corporation               Texas
     (Formerly ID Logic, Inc.)

Warranty Repair Corporation                       Texas